EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-188696 and Form S-8 Nos. 333-171350 and 333-197216) of Sabra Health Care REIT, Inc. of our report dated February 18, 2015 with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, included in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2015.

/s/Ernst & Young LLP

Chicago, Illinois
February 26, 2015